Exhibit b-131

                     STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT is made and entered into this 29th day of May, 1998, by and among R. S. Andrews Enterprises, Inc., a Delaware corporation (the "Company"), Home Services Solutions Inc., a Missouri corporation ("Home Service") and R. Stephen Andrews ("Andrews"), a Georgia resident, individually and in his capacity as Voting Trustee and shareholder's representative under the Voting Trust (as defined below). For purposes of this Agreement, Home Service and Andrews shall hereinafter individually be referred to as a "Stockholder" and collectively be referred to as the "Stockholders."

RECITALS

     A. Home Service currently owns 15,000,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share, and Andrews owns, individually and in his capacity as Voting Trustee, 15,000,000 shares of the Company's Common Stock, par value $0.001 per share;

     B. Andrews is the Voting Trustee and shareholder's representative under a Voting Trust Agreement dated May 22, 1998, a copy of which is attached hereto as Exhibit A, concerning certain shares of Common Stock of the Company ("Voting Trust") under which Andrews solely controls the voting of such shares for a period of ten (10) years and which results in Andrews currently being able to vote all of the issued and outstanding shares of Common Stock of the Company.

     C. The shares of capital stock that can be voted by Home Service and Andrews (either individually or under the Voting Trust) constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company, and shall hereinafter be referred to as the "Shares."

     D. The Company, Home Service and Andrews believe it is in the best interests of the Company that the management of the Company be conducted in an orderly manner as hereinafter provided.

     E. The Company, Home Service and Andrews further believe it is in the best interests of the Company and the Stockholders to make provision for the future disposition of the shares of capital stock of the Company which the Stockholders now own or may hereafter acquire.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Stockholders and the Company agree as follows:

     1. Scope of Agreement. This Agreement shall apply to all Shares and to all other shares of capital stock of the Company that become issued and outstanding in the future (the "Future Shares"). Each Stockholder covenants, promises and agrees that he or it will not, voluntarily or involuntarily, by operation of law or otherwise, whether outright or as security, sell, assign, transfer, mortgage, pledge, hypothecate or otherwise encumber or dispose of (hereinafter collectively referred to as a "Transfer"), with or without consideration, any or all of the Shares or Future Shares, except for the deposit by Andrews of certain Shares in escrow pursuant to the Escrow Agreement of even date herewith between Home Service, Andrews and SunTrust Bank, Atlanta, a Georgia banking corporation, as escrow agent (the "Escrow Agreement"), and except as permitted by this Agreement and in accordance with its terms. Any Transfer of a Stockholder's Shares or Future Shares, or any part thereof, although permitted under this Agreement, shall be deemed invalid, null and void, and of no force or effect, unless and until the transferee of such Shares or Future Shares shall have agreed in writing to the provisions of this Agreement, or unless such Transfer is permitted free and clear of restrictions pursuant to a separate written agreement of all Stockholders. The Company shall not permit the Transfer of any Shares or Future Shares to be made on the books of the Company unless the Transfer is permitted by this Agreement and is made in accordance with its terms, and any Transfer not permitted by this Agreement or not made in accordance with its terms shall be deemed invalid, null and void, and of no force or effect. The restrictions on Transfer of any Shares or Future Shares shall not be applicable to any Transfer expressly permitted under the Escrow Agreement or under that certain Employment Agreement of even date herewith between the Company and Andrews (the "Employment Agreement"), or to any Transfer resulting from the Stockholders' exercise of their respective rights under the Registration Rights Agreement (defined below).

     2.   Board of Directors.

          (a) Board Composition. During the term of this Agreement, the Stockholders hereby agree that the Board of Directors of the Company shall initially be composed of five (5) members. Further, the Stockholders agree that the Board of Directors will always consist of an odd number of Directors and that the size of the Board of Directors shall not be changed without the express written consent of both Home Service and Andrews.

          (b) Home Service Board Representation. Home Service shall have the right, power and authority to nominate for election two (2) members (the "Home Service Directors") to the Company's Board of Directors at any annual or special meeting of the Stockholders, and Andrews (and any other Stockholders) hereby agree to take such action as may be necessary to cause the election of the Home Service Directors in accordance with the terms of this Agreement.

          (c) Andrews Board Representation. Andrews shall have the right, power and authority to nominate for election two (2) members (the "Andrews Directors") to the Company's Board of Directors at any annual or special meeting of the Stockholders, and Home Service (and any other Stockholders) hereby agree to take such action as may be necessary to cause the election of the Andrews Directors in accordance with the terms of this Agreement.

          (d) Independent Director. Andrews shall have the sole right, power and authority to nominate for election one (1) member (the "Independent Director") to the Company's Board of Directors at any annual or special meeting of the Stockholders. If Home Service does not agree to such nomination, Andrews shall continue to nominate one (1) member until such member is approved by Home Service. The parties agree that once such member's nomination is approved by Home Service, the Stockholders shall take such action as may be necessary to cause the election of such member.

          (e) Procedure for Election. The Company shall provide to each party entitled to nominate for election members of the Board of Directors under Sections 2(b)-(d) prior written notice of any intended mailing of notice to Stockholders for a meeting at which Directors are to be elected, and any party entitled to nominate for election Directors under Sections 2(b)-(d) shall notify the Company in writing, prior to such mailing, of the person(s) designated by it or them as its or their nominee(s) for election as Director(s). At each annual meeting of the Stockholders, at each special meeting of the Stockholders involving the election of Directors of the Company, and at each other time at which the Stockholders will have the right to, or will, vote for or render consent in writing regarding the election of Directors of the Company, then and in each such event, the Stockholders covenant and agree to vote all of the Shares and Future Shares to cause and maintain the election to the Board of Directors of the Company of the Home Service Directors, the Andrews Directors, the Independent Director, and no others.

          (f) Change in Number of Directors. If the number of members of the Board of Directors of the Company is changed, then, notwithstanding the provisions of Sections 2(b) and 2(c) above, each of Home Service and Andrews shall have the right, power and authority to nominate for election an equal number of members of the Board of Directors (totaling one (1) less than the number of Directors, as changed), pursuant to the terms of this
Section 2, and Andrews shall have the sole right, power and authority to nominate for election the other member of the Board of Directors.

          (g) Removal, Resignation and Vacancy of Directors. No Stockholder shall vote or take any other action to remove any Director that was nominated for election by the other Stockholders, except as provided below. In the event either Home Service or Andrews desires to remove a Director that has been elected as its own nominee to the Board of Directors of the Company, the other Stockholders shall vote for or consent to such removal. In the event a vacancy in the office of a Director is caused by death, resignation, retirement or removal of a Director, the vacancy shall be filled by appointing or electing the nominee of the Stockholder who had nominated for election the Director whose death, resignation, retirement or removal caused such vacancy, all in accordance with the terms of this Agreement, and the other Stockholders shall take such action as may be necessary to cause the election of such new number.

          (h) Required Votes; Location of Meetings. Except as otherwise required by this Agreement, or applicable law, all actions of the Board of Directors shall be accomplished by the vote of at least a simple majority of all of the members of the Board of Directors. All meetings of the Board of Directors shall take place at a location mutually agreeable to the Stockholders.

          (i) Expense Reimbursement and D&O Insurance. The Company hereby agrees to reimburse all reasonable expenses incurred by the members of the Board of Directors for expenses related to attendance and participation at meetings of the Board of Directors, but only upon due verification and documentation of such expenses. The Company shall also provide, if reasonably available, and at no cost to the individuals serving on its Board of Directors, directors and officers liability insurance.

     3. Super-Majority Vote. The Stockholders and the Company agree that, except as otherwise provided in Section 7 below, the Company shall not take any of the following actions without the affirmative vote or consent of at least eighty percent (80%) of the members of the Board of Directors (and, to the extent Delaware law requires stockholder approval to take such action, without affirmative vote or consent of at least eighty percent (80%) of the issued and outstanding capital stock of the Company):

          (a) amend, repeal or alter in any way the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries;

          (b) merge or consolidate or agree to merge or consolidate the Company with or into any other legal entity, or convert the Company into any other legal entity, or authorize a share exchange;

          (c) liquidate, dissolve, reorganize or recapitalize the Company or adopt any plan to do so;

          (d) issue, sell or seek to register for a public offering any shares of capital stock of the Company or any options or rights to purchase any shares of capital stock of the Company, whether or not such shares have been previously authorized or issued, except for performing its obligations under
Section 1.2(b) of the Stock Purchase Agreement by and among Company, Home Service and Andrews dated May 29, 1998 ("Stock Purchase Agreement"), and performing its obligations under that certain Registration Rights Agreement (the "Registration Rights Agreement") of even date herewith by and between the Company, Andrews and Home Service;

          (e) declare or pay any dividends on, or make any other distributions upon or in respect of, or purchase, retire or retain any shares of the capital stock of the Company, or set aside any funds for such purposes except as otherwise set forth in the Employment Agreement between the Company and Andrews, or in Section 1.3(a) of the Stock Purchase Agreement;

          (f) except as provided in the annual capital budget of the Company approved by the Board of Directors, make any capital expenditures or any capital additions or improvements requiring the payment of more than an agreed to amount for any one capital addition or improvement, or an aggregate of more than an agreed to amount in any 12-month period for all capital additions and improvements, except as may be involved in ordinary repairs, maintenance and replacement and minor plant and equipment additions;

          (g) acquire any stock or assets of any legal entity or invest in or acquire any interest in any business enterprise;

          (h) sell, lease, exchange, transfer or otherwise dispose of (1) all or substantially all the tangible, intangible or other assets of the Company or of any of its subsidiaries, or
(2) all or substantially all of the trademarks, trade names, licenses, copyrights, patents, patent applications and other intellectual property owned or used by the Company or any of its subsidiaries, or (3) any stock of any other corporation or any investment or interest in any business enterprise, or (4) any other asset of the Company except in the ordinary course of business;

          (i) approve or ratify the initial operating budget of the Company, including, without limitation, appropriations for advertising and promotional expenses;

          (j) approve payment of the salary to be paid to each member of the Board of Directors or executive officer directly involved in operations, marketing, finance or acquisitions for the Company except for Andrews' salary and compensation, as agreed to in the Employment Agreement;

          (k) agree to pay, conditionally or otherwise, any bonus, extra compensation, pension or any severance pay to any directors or executive officers directly involved in operations, marketing, finance or acquisitions for the Company or increase the compensation paid by the Company to any of its executive officers directly involved in operations, marketing, finance or acquisitions for the Company except for Andrews' salary and compensation, as agreed to in the Employment Agreement;

          (l) increase or decrease, by resolution or otherwise, the number of directors constituting the entire Board of Directors;

          (m) hire any professionals, including investment bankers, accountants or attorneys other than professionals needed only for the day to day operations of the business of the Company;

          (n) request any additional capital contribution from its stockholders; or

          (o) form an executive committee under the Bylaws of the Company.

     4.   Right of First Refusal.

          (a) If any Stockholder shall make or receive a bona fide written offer (the "Transferee Offer"), to or from a third party (the "Transferee") for the purchase of all of the Shares or Future Shares owned by him or it (the "Offered Shares"), which such Stockholders (hereinafter referred to as the "Selling Stockholder") or the Transferee desires to accept, the Company and the other Stockholders (the "Non-Offering Stockholders") shall have the option (the "Option"), as hereinafter described, to collectively purchase all of the Offered Shares. The Selling Stockholder shall not be eligible to vote his or its Shares or Future Shares, or to cause the Directors nominated for election by him or it to vote, in favor of or against the exercise by the Company of its Option to purchase the Offered Shares.

          (b) The Option price for the Offered Shares shall be the price contained in the Transferee Offer and shall be paid in cash.

          (c) The Company shall have the initial opportunity to purchase all, but not less than all, of the Offered Shares. The Selling Stockholder shall give the Company and the Non-Offering Stockholders written notice (the "Notice") within thirty (30) days after the making or receipt by him or it of the Transferee Offer, together with a complete copy of said Transferee Offer and a statement as to the identity of the Transferee. The Company shall have a period of thirty (30) days from the receipt of such Notice (the "Notice Period"), to exercise in writing its Option to purchase all of the Offered Shares, by written notice to the Selling Stockholder (the "Exercise Notice").

          (d) If the Company elects to exercise the Option herein granted as to all of the Offered Shares, the Exercise Notice shall fix a closing date for such purchase (the "Closing"), which shall be within sixty (60) days after the expiration of the Notice Period, and shall state the number of the Offered Shares to be purchased. The purchase price shall be payable in cash only.

          (e) If the Company rejects or fails to exercise the Option herein granted as to all of the Offered Shares, the Non-Offering Stockholders shall have the opportunity to collectively purchase all of the Offered Shares. Not earlier than the expiration of the Notice Period, nor later than thirty (30) days after the expiration of the Notice Period, the Non-Offering Stockholders shall have the Option to collectively purchase all of the Offered Shares. Each Non-Offering Stockholder shall have the Option to purchase his or its "Proportion" of the Offered Shares, which is defined as a fraction, the numerator of which is equal to the total number of Shares and Future Shares owned by such Non-Offering Stockholder, and the denominator of which is the total number of Shares and Future Shares owned by all Non-Offering Stockholders. Each Non-Offering Stockholder who exercises his or its Option to purchase his or its Proportion of the Offered Shares shall do so by giving an Exercise Notice. In the event that any such Non-Offering Stockholder elects to purchase less than his or its Proportion, each of the remaining Non-Offering Stockholders shall be entitled to purchase a pro rata portion of such unpurchased Offered Shares. If the Non-Offering Stockholders elect to exercise the Option herein granted as to any of the Offered Shares, the purchase shall be within ninety (90) days after the expiration of the Notice Period and the purchase price shall be payable in cash only.

          (f) If and to the extent the Company and the Non-Offering Stockholders collectively reject or fail to exercise the Option herein granted as to all of the Offered Shares, or if the exercise or purchase by the Company and the Non-Offering Stockholders is not made within the time periods specified herein, then the Selling Stockholder shall be free, for a period of thirty (30) days from the date of such failure to exercise or purchase, to Transfer all of the Offered Shares to the Transferee for the same price and on the same terms and conditions as set forth in the Notice, subject only to any additional restriction on such Transfer that may be imposed by any other agreement between the parties hereto, by statute, law, ordinance, rule or regulation, or by the Certificate of Incorporation or Bylaws of the Company. If the Selling Stockholder does not Transfer the Offered Shares to the Transferee within such thirty (30) day period, his or its right to Transfer the Offered Shares pursuant to this Section 4 with respect to the Transfer then under consideration shall cease and terminate. Any Transfer by a Selling Stockholder after the last day of such thirty (30) day period made without compliance with the terms, provisions and conditions of this Section 4 shall be absolutely null and void.

     5. Option Upon Death. Except as otherwise set forth in the Employment Agreement, upon the death of any Stockholder, the Company shall have an irrevocable option to purchase any or all the Shares and Future Shares owned by him or her immediately prior to his or her death, his or her estate, or by any trust established by the deceased shareholder. The Company may exercise this option at any time within sixty (60) days after the Stockholder's death by delivering notice thereof in compliance with this Agreement. The purchase price of such Shares and Future Shares shall be mutually agreed by the parties and shall be based upon an independent appraiser valuation as chosen by the Company in its sold discretion.

     6. Co-Sale Rights. If any of the Stockholders (the "Selling Stockholders") proposes to sell any portion of his or its Shares or Future Shares (the "Third Party Sale") to a third party (the "Third Party") who is not an affiliate or relative of the Selling Stockholder, such Selling Stockholder shall first give written notice of the Third Party Sale to each other Stockholder, and each other Stockholder separately may elect to sell a portion of the Shares or Future Shares then owned by such other Stockholder to the same Third Party on the same terms and conditions as the Selling Stockholder (the "Co-Sale Right'). The number of Shares or Future Shares owned by each other Stockholder which shall be entitled to the Co-Sale Right in any instance (the "Offered Shares") shall be determined by multiplying the total number of Shares or Future Shares subject to the Third Party Sale by a fraction: (i) the numerator of which shall be the number of Shares and Future Shares then owned by such other Stockholder, and (ii) the denominator of which shall be the sum of all Shares and Future Shares then owned by all Stockholders. The Offered Shares shall be rounded down to the nearest whole number of shares and the total number of Shares and Future Shares the Selling Stockholder may convey pursuant to such Third Party Sale shall be reduced by the number of Offered Shares. Each other Stockholder shall notify the Selling Stockholder within thirty
(30) days of receipt of the notice of the Third Party Sale, whether such other Stockholder wishes to exercise its Co-Sale Right, and if such other Stockholder does not give such notice in a timely manner, such right shall expire with respect to such instance. Upon the consummation of a sale pursuant to a Third Party Sale each other Stockholder exercising its Co-Sale Right shall make available for transfer its Offered Shares and shall be entitled to receive its pro rata share of the proceeds of such sale. The Co-Sale Right may be exercised any number of times but may not be transferred by a Stockholder under any circumstances. To the extent the Third Party refuses to purchase the Offered Shares, or any part thereof, from any Stockholder exercising its Co-Sale Right hereunder, the Selling Stockholder shall not sell to such Third Party any Shares or Future Shares, unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such refused Offered Shares from the other Stockholder(s) on the same terms and conditions as the Selling Stockholder sells its or his Shares or Future Shares to the Third Party.

     7. Condition to Exercise of Certain Rights. Notwithstanding any provision in this Agreement to the contrary, Home Service shall not be entitled to enforce or exercise its rights under the terms and conditions of Sections 2 and 3 of this Agreement unless Home Service makes all of the capital contributions described in, and otherwise complies with all of its obligations set forth in, Sections 1.2 and 1.3 of that certain Stock Purchase Agreement of even date herewith by and between Home Service, Andrews and the Company.

     8. Limitation on Liquidation Preference. Notwithstanding anything in Section IV(C)(1)(a) of the Company's Certificate of Incorporation to the contrary, if the amount paid by Home Service to the Company to purchase its shares of Series A Convertible Preferred Stock is less than Fifteen Million Dollars ($15,000,000), the Liquidation Preference (as such term is defined in the Certificate of Incorporation) shall be modified to be equal to the amount determine by dividing the actual amount paid by Home Service for such shares by three (3).

     9. Additional Capital Contributions. From time to time, the Company may request each of the Stockholders to make additional capital contributions to the Company for working capital purposes or to assist the Company for acquisition activities. The Company shall make any such capital contribution requests to each of the Stockholders by delivering a notice by certified mail to each Stockholder setting forth the aggregate amount of said capital contribution and the pro-rata portion that each Stockholder is requested to make of such capital contribution. Within sixty (60) days of receipt of such notice, each of the Stockholders shall be entitled to make his or its pro-rata capital contribution by delivering to the Company a certified check in the amount of the contribution. Thereafter, the Company shall issue to each Stockholder making the contribution such Future Shares of Common Stock (except for Home Service, who shall be issued shares of Series A Convertible Preferred Stock of the Company) as are calculated by dividing the capital contribution made by each Stockholder by the fair market value of each of the Future Shares at the time of the contribution. The parties agree that the fair market value of the Future Shares shall be determined by agreement of the parties hereto, or, if the parties cannot agree upon such value, by appraisal by one or more third party appraisers with significant experience in valuing entities like the Company. In the event that any Stockholder fails to make the capital contribution, the remaining Stockholders may elect to make such capital contribution on a pro-rata basis.

     10. Transferees Bound. Each subscriber to issuances of Future Shares and each Transferee of any Shares or Future Shares, or any interest therein, including any interest in the Voting Trust, shall own such Shares of Future Shares, or such interest, subject to all of the terms and provisions of this Agreement including the restrictions on Transfer as provided in this Agreement. Each certificate representing any of the Shares or Future Shares, when issued shall bear a legend to the following effect in addition to such other legends as may be appropriate to reflect certain restrictions on transferability imposed under federal and state securities laws:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
     BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND
     MAY NOT BE PLEDGED, SOLD, ASSIGNED, OR OTHERWISE
     TRANSFERRED OR DISPOSED OF WITHOUT REGISTRATION UNDER
     SAID ACT AND LAWS OR AN AVAILABLE EXEMPTION THEREFORM.

     THE SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF
     SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER
     RESTRICTED BY THE TERMS OF THAT CERTAIN STOCKHOLDERS
     AGREEMENT DATED THE 29th DAY OF MAY, 1998, BETWEEN THE
     COMPANY AND ALL ITS STOCKHOLDERS AND CERTAIN TERMS OF
     THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
     COMPANY, WHICH INSTRUMENTS AND/OR AGREEMENTS MAY BE
     EXAMINED AT THE PRINCIPAL OFFICES OF THE COMPANY.

     11.  Termination.

          (a) This Agreement and all restrictions on the Transfer of Shares and Future Shares created hereby shall terminate on the occurrence of any of the following events: (i) the bankruptcy or dissolution of the Company; (ii) a single Stockholder becoming the owner of all of the Shares and Future Shares, which are then subject to this Agreement; (iii) the execution of a written instrument by the persons or entities who are parties to this Agreement at such time which terminates the same; or (iv) upon the sale of shares of capital stock or convertible debt securities of the Company in an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 or net proceeds actually received by Target.

          (b) Upon termination of this Agreement, by reason of the occurrence of any of the foregoing events, each Stockholder shall have the right within thirty (30) days after termination to purchase from the Company all insurance policies on his life owned by the Company for cash in the amount of the cash surrender value thereof and the unearned net premiums thereon, both amounts as of the date of the termination of the Agreement.

          (c) The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of its termination.

     12.  General Provisions.

          (a) Governing Law. This Agreement shall be construed pursuant to the laws of the State of Delaware with reference to conflicts of laws principles.

          (b) Definitions. Unless the context otherwise requires, the words "Stockholder" and "Stockholders" shall for all purposes of this Agreement mean and include (1) all of the parties hereto other than the Company; and (2) all persons to whom Shares or Future Shares may hereafter be issued or transferred.

          (c) Remedies for Breach. The Stockholders expressly recognize and agree that violation of the terms and provisions of this Agreement, including without limitation, those relating to the restrictions on Transfer of Shares and Future Shares, may cause irreparable damage to Company or the other Stockholders, which may not be adequately compensated by monetary damages. In the event of a breach or threatened breach by any Stockholders of the provisions of this Agreement, the Company and the other Stockholders, in addition to and not in limitation of any other rights, remedies, or damages available to the Company or other Stockholders at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by a Stockholder or by such Stockholder's partners, agents, representatives, servants, employees or transferees. The Stockholders expressly recognize and agree that such injunctive relief shall be in addition to all other rights and remedies available under applicable law.

          (d) Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have fully given if delivered personally or sent by certified mail, postage prepaid, to the following addresses:

                    If to Home Service:

                    Home Service Solutions Inc.
                    John J. DeStefano, President
                    1201 Walnut
                    Kansas City, Missouri 64141-9679

                    with copies to:

                    Ms. Jeanie Latz
                    Senior Vice President
                    Chief Legal Officer
                    1201 Walnut
                    Kansas City, Missouri 64141-9679

                    and

                    Shughart Thomson & Kilroy, P.C.
                    120 West 12th Street, Suite 1800
                    Kansas City, Missouri 64105
                    Attn:  Robert E. Fitzgerald, Jr., Esq.

                    If to the Company:

                    R.S. Andrews Enterprises, Inc.
                    Attn:  R. Stephen Andrews
                    President and Chief Executive Officer
                    1800 Montreal Circle
                    Tucker, Georgia 30084

                    with copies to:

                    Chorey, Taylor & Feil
                    Attn:  David A. Flanigan
                    The Lenox Building, Suite 1700
                    3399 Peachtree Road, N.E.
                    Atlanta, Georgia 30326-1148

                    If to Andrews:

                    R. Stephen Andrews
                    1800 Montreal Circle
                    Tucker, Georgia 30084

or to any other address or addresses as may hereafter be specified by notice given by any of the above for itself to the others. Additionally, notices and other communications required or permitted to be given hereunder may be sent using any other means (including expedited courier, messenger service, facsimile transmission or electronic mail), but no such notices or other communications shall be deemed to have been given unless and until they are actually received by the intended recipient.

          (e) Amendment. This Agreement may be amended or altered only by the execution of a written instrument by the Company and all the Stockholders who then own Shares or Future
Shares of the Company.

          (f) Descriptive Headings. Titles to paragraphs are for information purposes only.

          (g) Binding Effect. This Agreement is binding upon and inures to the benefit of the Company, its successors, permitted assigns, and transferees, and to the Stockholders and their respective heirs, personal representatives, successors and permitted assigns and transferees.

          (h) Facsimile Signatures. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

          (i) Entire Agreement. Each Stockholder represents that he or it has not granted, and is not a party to, any proxy, voting trust (other than the Voting Trust) or other agreement which is inconsistent with or conflicts with the provisions of this Agreement. Except for the Voting Trust, and applicable provisions of the Employment Agreement, the Escrow Agreement, the Stock Purchase Agreement, and the Registration Rights Agreement, this Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and to such extent supersedes all prior oral or written agreements, commitments or understandings with respect to the subject matter hereof.

          (j) Assignment. This Agreement and the rights and obligations of any party hereunder are not assignable by any of the parties hereto without the written consent of the others.

          (k) Rules of Construction. Notwithstanding any provision in the Certificate of Incorporation and the Bylaws of the Company, if there is any conflict or inconsistency between the terms of this Agreement shall govern and control. Furthermore, the terms of this Agreement shall supersede the provisions of Article IV(C)(4)-(6) of the Company's Certificate of Incorporation during the term of this Agreement.

                          [END OF PAGE]

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



     IN WITNESS WHREOF, the Company and the Stockholders have executed this Agreement on the day and year above written.


                              HOME SERVICE SOLUTIONS INC.,
                              A Missouri corporation

                              By:  /s/ John J. DeStefano
                              Name: John J. DeStefano
                              Title: President

                              R.S. ANDREWS ENTERPRISES, INC.,
                              a Delaware corporation

                              By:  /s/ R. S. Andrews
                              R. Stephen Andrews, Chief
                              Executive Officer

                              /s/ R. S. Andrews
                              R. Stephen Andrews, individually
                              and as Voting Trustee and
                              Shareholder's Representative under
                              that certain Voting Trust Agreement
                              dated the 22nd  day of May, 1998


            FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

          THIS FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT (this "First Amendment") is made and entered into as of April 1, 1999, by and among R. S. Andrews Enterprises, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company set forth on the signature pages to this First Amendment, being all of the stockholders of the Company (individually, a "Stockholder" and collectively, the "Stockholders").

          WHEREAS, the Company and its then current Stockholders as of May 29, 1998, entered into a certain Stockholders Agreement dated May 29, 1998, a copy of which is attached hereto as Exhibit A (the "Stockholders Agreement"), pursuant to which the parties thereto set forth certain provisions relating to the ownership and governance of the Company, and entered into an agreement relating to other corporate affairs; and

          WHEREAS, pursuant to Section 12(e) of the Stockholders
Agreement, the parties hereto wish to amend the Stockholders
Agreement in accordance with the provisions hereof.

          NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, and other good and valuable considerations, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Permitted Transfers.  Current Section 1 of the
Stockholders Agreement is hereby renumbered as Section 1(a) of the Stockholders Agreement, and the following is hereby added as new Section 1(b) of the Stockholders Agreement:

          (b) The restrictions on Transfer of any Shares or Future Shares set forth in this Agreement shall not be applicable to any of the following Transfers:

               (1) The pledge by any Stockholder of Shares or Future Shares to the Company or to any of its subsidiaries or other affiliates to secure any obligations of such Stockholder to any such entity;

               (2) The Transfer by R. Stephen Andrews of up to Two Hundred Fifty Thousand (250,000) of his Shares or Future Shares per calendar year, but only if: (I) R. Stephen Andrews gives Home Service Solutions, Inc. written notice of any such transfer and (II) such transferee(s) shall have contemporaneously with the consummation of such Transfer executed and delivered to
          R. Stephen Andrews and the Company an agreement substantially in the form of Exhibit B attached hereto; or

               (3) Any Transfer approved in writing by both R. Stephen Andrews and Home Service Solutions Inc., but only if such transferee(s) shall have contemporaneously with the consummation of such Transfer executed and delivered to the transferor and the Company an agreement substantially in the form of Exhibit B attached hereto.

     2. Notices. The following sentence shall be added at the end of Section 12(d) of the Stockholders Agreement:

          The addresses of all future parties to this Agreement shall be determined from the Company's books and records.
     All parties hereto shall keep a current address on file with the Company for purposes of this Section 12(d).

     3.   No Other Amendments.  Except as otherwise provided in
Sections 1 and 2 above, the Stockholders Agreement, as amended to date, shall remain in full force and effect with no further amendments pursuant to this First Amendment.

     4. Counterparts. This First Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     5.   Consent to Certain Prior and Future Transfers.

     (a) The Stockholders and the Company hereby acknowledge and understand that (1) effective on November 15, 1998, R. Stephen Andrews transferred 240,000 shares of the capital stock of the Company owned by him to five key employees of the Company and/or its subsidiaries without first obtaining the written consent of the Stockholders and the Company is required by the Stockholders Agreement; and (2) all such transferees have executed and delivered to R. Stephen Andrews and the Company an agreement substantially in the form of Exhibit B attached hereto and have entered into voting trust agreements naming R. Stephen Andrews as voting trustee. The Stockholders and the Company hereby consent to and ratify all such transfers, waive all claims they may otherwise have against R. Stephen Andrews under the Stockholders Agreement or otherwise in connection with all such transfers, and agree that the transferees are and shall be parties to the Stockholders Agreement as stockholders of the Company.

     (b)  The Stockholders hereby acknowledge and understand that
(1) William D. Meadows desires to transfer up to 80,000 shares of the capital stock of the Company owned by him to one or more former key employees of Mead-Royal, Inc.; and (2) William D. Meadows has agreed that he will only make such transfers if the transferees shall contemporaneously with the consummation of such transfers execute and deliver to William D. Meadows and the Company an agreement substantially in the form of Exhibit B attached hereto. Based upon William D. Meadows' covenant set forth above, the Stockholders and the Company hereby consent to all such transfers and waive all claims they may otherwise have against William D. Meadows under the Stockholders Agreement or otherwise in connection with all such transfers, and agree that upon such transfers the transferees shall be parties to the Stockholders Agreement as stockholders of the Company.

     (c)  The Stockholders hereby acknowledge and understand that
(1) Robert S. Davis desires to transfer up to 15,000 shares of the capital stock of the Company beneficially owned by him to Dr. Leslie A. Andrews, and up to 15,000 shares of the capital stock of the Company beneficially owned by him to James A. Tramonte; and (2) Robert S. Davis has agreed that he will only make such transfers if the transferees shall contemporaneously with the consummation of such transfers execute and deliver to Robert S. Davis and the Company an agreement substantially in the form of Exhibit B attached hereto. Based upon Robert S. Davis' covenant set forth above, the Stockholders and the Company hereby consent to all such transfers and waive all claims they may otherwise have against Robert S. Davis under the Stockholders Agreement or otherwise in connection with all such transfers, and agree that upon such transfers the transferees shall be parties to the Stockholders Agreement as stockholders of the Company.

     (d)  The Stockholders hereby acknowledge and understand that
(1) Allan L. Holthaus and Vickie A. Holthaus each desires to transfer up to 42,000 shares of the capital stock of the Company owned by him or her to one or more direct family members; and (2) Allan L. Holthaus and Vickie A. Holthaus each has agreed that he or she will only make such transfers if the transferees shall contemporaneously with the consummation of such transfers execute and deliver to Allan L. Holthaus or Vickie A. Holthaus, as the case may be, and the Company an agreement substantially in the form of Exhibit B attached hereto. Based upon the covenants of Allan L. Holthaus and Vickie A. Holthaus set forth above, the Stockholders and the Company hereby consent to all such transfers and waive all claims they may otherwise have against Allan L. Holthaus and Vickie A. Holthaus under the Stockholders Agreement or otherwise in connection with all such transfers, and agree that upon such transfers the transferees shall be parties to the Stockholders Agreement as stockholders of the Company.

     IN WITNESS WHEREOF, the parties have executed this First
Amendment as of the date first above written.

                              STOCKHOLDERS:


                              /s/ R. S. Andrews
                              R. Stephen Andrews, individually
                              and as voting trustee

                              HOME SERVICE SOLUTIONS INC.


                              By: /s/ John J. DeStefano
                                   John J. DeStefano, President


                              /s/ Jeffrey W. King
                              Jeffrey W. King


                              /s/ James J. Hamilton
                              James J. Hamilton


                              /s/ William H. Posladek
                              William H. Posladek


                              /s/ Roger N. Daviston
                              Roger N. Daviston


                              J. Grant Huneycutt


                              /s/ Richard Dumont
                              Richard Dumont


                              /s/ Earl Houghton
                              Earl Houghton


                              /s/ Michael R. Davis
                              Michael R. Davis


                              /s/ William D. Meadows
                              William D. Meadows


                              /s/ Randy A. Edmonds
                              Randy A. Edmonds


                              /s/ Carlton A. Brown
                              Carlton A. Brown


                              /s/ Allan L. Holthaus
                              Allan L. Holthaus


                              /s/ Vickie A. Holthaus
                              Vickie A. Holthaus


                              /s/ Fred C. Holt
                              Fred C. Holt


                              /s/ Sue E. Holt
                              Sue E. Holt


                              /s/ Timothy E. Powers
                              Timothy E. Powers


                              /s/ Joe E. Lucas
                              Joe E. Lucas


                              COMPANY:


                              R.S. Andrews Enterprises, Inc.


                              By: /s/ R. S. Andrews
                              R. Stephen Andrews, Chief Executive
                              Officer